EXHIBIT 23.1

         CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We have issued our report dated February 16, 1996, accompanying the consolidated financial statements of United Community Banks, Inc. and Subsidiaries contained in the Registration Statement (Form S-1 No. 333-20887) and Prospectus and incorporated by reference in this Registration Statement (abbreviated Form S-1, filed pursuant to Rule 462(b)). We consent to the use of the aforementioned report in the Registration Statements (Form S-1, No. 333-20887 and this Registration Statement filed pursuant to Rule 462(b) on Form S-1) and related Prospectus, and to the use of our name as it appears under the caption "Experts".


                                PORTER KEADLE MOORE, LLP


                                /S/ PORTER KEADLE MOORE, LLP

                                Successor to the practice of
                                Evans, Porter, Bryan & Co.

Atlanta, Georgia
March 27, 1997